Exhibit 4.36

Execution Version

THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment (this “Amendment”) to that certain Securities Purchase Agreement, dated as of March 12, 2024 (as amended on April 3, 2024 and June 26, 2024, the “Securities Purchase Agreement”), by and between HUB Cyber Security Ltd., an Israeli company (the “Company”), and Tamas Gottdiener (the “Buyer”) is hereby made and entered into as of November 5, 2024. Capitalized terms used but not defined herein shall have the meanings given to them in the Securities Purchase Agreement.

WHEREAS, the Buyer is willing to lend additional funds to the Company on the terms and conditions set forth herein;

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Additional Loan. The Buyer shall lend the Company an additional amount of $1,000,000 (the “Additional Purchase Price”) in exchange for a secured Convertible Note having a repayment date of November 29, 2024 and bearing an interest rate of 8.5% for such period; to the extent that any portion of the Principal Amount is not repaid by the repayment date, it will bear interest at the rate of 15% per annum (on the basis of the actual number of days elapsed commencing from November 30, 2024 and ending on the payment date, in a year of 360 days) and otherwise on the same terms and conditions as the Outstanding Notes (the “Additional Note”). As collateral for the Additional Note, the Additional Note shall be secured pari passu by the same Charged Assets that secure the Outstanding Notes, and the pledge over the Charge Assets in favor of the Lender shall not be released before all the obligations under the Outstanding Notes and the Additional Note are repaid in full. The Buyer shall be permitted to pay the equivalent amount of Additional Purchase Price in Euros, in which case the Company shall repay the Principal Amount of the Additional Note in the same amount of Euros, without regard to the prevailing exchange rate at the time of repayment (notwithstanding anything in the Securities Purchase Agreement to the contrary). Notwithstanding the foregoing, the Additional Note and all monetary figures therein shall be denominated in U.S. Dollars.

2. Use of Proceeds. Effective as of the Closing Date, Section 4(a) of the Securities Purchase Agreement is hereby be supplemented with the following:

The Company shall use the proceeds from the Additional Purchase Price for general corporate purposes.

3. Additional Warrants. In consideration for the Additional Purchase Price, the Company shall issue to the Buyer a Warrant to purchase up to 1,500,000 Ordinary Shares at an exercise price of $0.55 per share (the “Additional Warrant”). The Additional Warrant shall be otherwise on the same terms and conditions as the Warrants previously issued by the Company to the Buyer pursuant to the Securities Purchase Agreement.

4. SEC Registration. The Company shall use its best efforts to file its financial statements for the quarter ended June 30, 2024 by November 30, 2024, to file an amendment to its draft registration statement on Form F-1 to register the issuance of the Registrable Securities with the SEC by December 7, 2024 and to cause such registration statement to be declared effective by the SEC as soon as practicable thereafter but in no event not later than sixty (60) days following the filing of the amendment to the registration statement. Prior to the registration statement becoming effective, the Company shall deliver to Buyer an indemnification undertaking in customary form relating thereto.

5. Event of Default. Any breach of the terms of this Amendment shall be deemed an Event of Default under the Outstanding Notes and the Additional Note.

6. The Securities Purchase Agreement shall be amended as follows:

a.	Signature Page of the Securities Purchase Agreement (as amended).

The definition “Exercise Price per Closing Warrant Share” shall be supplemented with the following:

“Exercise Price per Share of Additional Warrant for 1,500,000 shares: $0.55, subject to adjustment as provided therein.”

b.	The term “Warrants” in the Securities Purchase Agreement shall include also the Additional Warrant.

7. Closing. The aforementioned funding of the Additional Purchase Price and issuances, sales and deliveries of the Additional Warrant shall take place on or as soon as practicable following the date hereof, but no later than the Business Day following the satisfaction or waiver of all of the closing conditions set forth in Sections 6 and 7 of the Securities Purchase Agreement (except Section 7(vii)(Qpoint pay-off letter)) (the “Closing” and such date of a Closing being, the “Closing Date”).

8. Continued Validity of Transaction Documents. Except as specifically amended hereby, the Transaction Documents shall remain in full force. This Amendment shall be a Transaction Document for all purposes under the Securities Purchase Agreement.

9. Heter Iska. For the avoidance of doubt, the form of heter iska that appears in the Sefer Netivot Shalom written by Harav Shalom Yosef Gelber shall apply to the transactions contemplated by this Amendment.

10. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, the Buyer and the Company has caused its signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

HUB Cyber Security Ltd.

By:	/s/ Noah Hershcoviz	/s/ Osher Partok Rheinisch
Name:	Noah Hershcoviz	Osher Partok Rheinisch
Title:	CEO	CLO

BUYER:

/s/ Tamas Gottdiener
Tamas Gottdiener